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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) May 19, 2002

REMEC, INC.
(Exact name of registrant as specified in its charter)

California (State or other jurisdiction of incorporation)	0-27414 (Commission File No.)	95-3814301 (I.R.S. Employer Identification No.)

3790 Via de la Valle, Del Mar, CA 92014
(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (858) 505-3713

Item 5. Other Events.

        On May 19, 2002, REMEC, Inc., a California corporation ("REMEC"), entered into a definitive agreement (the "Merger Agreement") with Spectrian Corporation, a Delaware corporation ("Spectrian"), and Reef Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of REMEC ("Merger Sub"), pursuant to which REMEC will acquire Spectrian by a merger of Merger Sub with and into Spectrian. As a result of the merger, outstanding Spectrian common stock will be converted into the right to receive $14.00 per share. The aggregate merger consideration of approximately $160 million will be paid in REMEC common stock, provided that at REMEC's option, REMEC can substitute up to $45 million of the purchase price with cash in an election on or before five business days prior to the Spectrian stockholders' meeting. If REMEC elects not to pay any cash in the transaction, REMEC will issue between 1.33333 shares and 2.0 shares of REMEC common stock for each share of Spectrian common stock, based on the average trading price of REMEC common stock during the 10-day trading period ending on and including the second trading day prior to the Spectrian stockholders' meeting. The parties intend for the merger to be considered a tax-free reorganization under the Internal Revenue Code with respect to the REMEC common stock issued to Spectrian stockholders.

        Consummation of the merger is subject to the satisfaction of certain conditions, including (1) approval of the Merger Agreement and the merger by the shareholders of REMEC and the stockholders of Spectrian, (2) effectiveness of a registration statement registering with the Securities and Exchange Commission the shares of REMEC common stock to be issued in the merger, (3) compliance with all applicable provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the expiration of all applicable waiting periods thereunder and (4) certain other customary conditions.

        Concurrent with the execution of the Merger Agreement, certain shareholders of REMEC have entered into a voting agreement with Spectrian pursuant to which they have agreed to vote their REMEC common stock in favor of the merger (the "Spectrian Voting Agreement"), and certain stockholders of Spectrian have entered into a voting agreement with REMEC pursuant to which they have agreed to vote their Spectrian common stock in favor of the merger (the "REMEC Voting Agreement").

        On May 19, 2002, REMEC and Spectrian issued a joint press release relating to its execution of the Merger Agreement and the related transactions. A copy of the joint press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 7. Financial Statements and Exhibits.

  (c)
  The following exhibits are included as part of this report:

  99.1
  Press Release issued by REMEC, Inc. dated May 19, 2002.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

REMEC, INC.

By:	/s/ DONALD J. WILKINS Donald J. Wilkins Vice President, General Counsel and Secretary

Date: May 20, 2002

EXHIBIT INDEX

Exhibit	Description
99.1	Press Release issued by REMEC, Inc. dated May 19, 2002.

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SIGNATURE
EXHIBIT INDEX